UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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RGC RESOURCES, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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RGC RESOURCES, INC.
519 Kimball Avenue, N.E.
Roanoke, Virginia 24016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 3, 2020

December 13, 2019

NOTICE is hereby given that, pursuant to its Bylaws and call of its Directors, the Annual Meeting of the Shareholders of RGC Resources, Inc. will be held at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia 24016, on Monday, February 3, 2020, at 9:00 a.m., for the purposes of:

1.     Electing three Class B directors.

2.	Ratifying the selection of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm.

3.	Approving an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock.

4.	Approving, on an advisory basis, the compensation of our named executive officers.

5.	Acting on such other business as may properly come before the Annual Meeting.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description regarding matters proposed to be acted upon at the meeting. Only those shareholders of record as of the close of business on November 22, 2019 shall be entitled to vote. If you plan to attend the Annual Meeting, admission will be limited to invited guests and shareholders who have and make available proper identification.

PLEASE VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Sincerely,
John B. Williamson, III
Chairman

Important Notice Regarding the Availability of Proxy Materials. This Notice for the Annual Meeting of Shareholders, the attached Proxy Statement and our 2019 Annual Report on Form 10-K are available at www.rgcresources.com/corporate-governance/.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 3, 2020

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of RGC Resources, Inc. ("we", "our", "Resources" or the "Company") to be held on Monday, February 3, 2020, at 9:00 a.m. at The Hotel Roanoke and Conference Center, 110 Shenandoah Avenue, Roanoke, Virginia 24016 (the “Annual Meeting”).

Record Date and Voting Securities

Notice of the Company's Annual Meeting was mailed on or about December 13, 2019 to all shareholders of record. Only shareholders of record at the close of business on November 22, 2019, the record date, are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be open to examination by any shareholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s offices at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016, and at the time and place of the meeting.

As of the record date, 8,081,123 common shares were issued and outstanding. Each common share is entitled to one vote. A majority of the common shares outstanding entitled to vote on the record date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Proxies in the form enclosed herewith are solicited by management at the direction of the Company’s Board of Directors (the "Board").

Voting Procedures

Shareholders of record may vote in person at the Annual Meeting, on-line at www.proxyvote.com, by mailing the proxy card or by telephone by calling (800) 690-6903. Votes cast at the Annual Meeting will be verified by an Inspector of Elections, appointed by the Company. All proxy materials are available on the Company's website at www.rgcresources.com.

If you plan to attend the Annual Meeting and you are not an invited guest, you must present valid, government-issued photo identification along with proof of RGC Resources common share ownership.

If your shares are held in a brokerage account or by a bank, broker, trustee, or other nominee, you are considered the "beneficial owner" of shares held in "street name." You should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares in your account by following these voting instructions. If you are a beneficial owner and do not instruct your broker or nominee how to vote your shares, the brokers and nominees can use their discretion to vote “uninstructed” shares with respect to Proposal No. 2 regarding the ratification of our independent registered public accounting firm, which is considered a "broker non-vote" for other matters.

Abstentions and broker non-votes are counted as shares present and entitled to vote for the purpose of determining a quorum. Abstentions will be counted towards the vote total for Proposal Nos. 2 and 4 and will have the same effect as AGAINST votes.

If you return a signed and dated proxy card without marking any voting selections or providing different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the three director nominees listed in Proposal No. 1, FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 2, FOR the amendment to the Articles of Incorporation to increase the number of authorized shares of common stock in Proposal No. 3 and FOR the advisory approval of executive compensation in Proposal No. 4. With respect to any other business that may properly come before the Annual Meeting and be submitted to a vote of shareholders, proxies will be voted in accordance with the best judgment of the designated proxy holders. We do not know of any matters to be presented at the Annual Meeting other than those described in this proxy statement.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three nominees receiving the most FOR votes will be elected.

The appointment of our independent registered public accounting firm listed in Proposal No. 2 will be ratified if a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote thereon vote FOR such proposal.

Proposal No. 3 to amend the Articles of Incorporation to increase the number of authorized shares of common stock from 10 million to 20 million will be considered to be approved if it receives FOR votes from a majority of the shares outstanding.

Proposal No. 4, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives FOR votes from the holders of a majority of shares either present or represented by proxy and entitled to vote.
Revoking a Proxy

You may revoke your proxy at any time before voting is declared closed at the Annual Meeting by: (i) voting at the Annual Meeting in person; (ii) executing and delivering a subsequent proxy; (iii) submitting another time and later dated proxy by telephone or the internet or (iv) delivering a written statement to the Corporate Secretary revoking the proxy. Attending the Annual Meeting will not in and of itself revoke a proxy.

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PROPOSAL 1: ELECTION OF DIRECTORS OF RESOURCES

The Company’s Board of Directors consists of nine members and is divided into three classes (A, B, and C) with staggered three-year terms. The current term of office of the Class B directors expires at the 2020 Annual Meeting. The terms of Class C and A directors expire in 2021 and 2022, respectively. Each of the Company’s current directors and nominees for election are independent directors, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ, except John S. D’Orazio.

There are three nominees for Class B directors: Nancy Howell Agee, Jacqueline L. Archer, and J. Allen Layman. After 15 years of distinguished service, Raymond D. Smoot, Jr. will be retiring from the Board, effective with the 2020 Annual Meeting, and will not stand for re-election. The Board has nominated Ms. Archer for Class B director to fill the vacancy resulting from Dr. Smoot's retirement. The Governance and Nominating Committee and the Board of Directors have selected and endorsed each of these candidates because each brings unique talents and business experience to the Board.

Nancy Howell Agee is President and CEO of Carilion Clinic, a position she has held since 2011. Carilion Clinic is a $2 billion not-for-profit, integrated health system headquartered in Roanoke, Virginia serving more than 1 million people in Virginia and West Virginia. Ms. Agee has been a director of the Company since 2005. Ms. Agee is recognized nationally as a health care leader and is the immediate past chair of the American Hospital Association, a membership organization representing the nation’s 5,000 hospitals and health care systems. She was named one of Modern Healthcare’s top 25 women in health care in 2019 and one of the national magazine’s 100 most influential people in health care in 2018 and 2017. In addition, she serves on the board of directors and audit committee of Healthcare Realty Trust Incorporated, a publicly traded company, and is a director of American National Bankshares, Inc., a publicly traded regional financial institution. She is the chair of the Virginia Business Council and a former member of The Joint Commission’s Board of Commissioners and past chair of the Virginia Hospital & Healthcare Association and the Virginia Center for Health Innovation. She holds degrees with honors from the University of Virginia and Emory University and participated in postgraduate studies at the Kellogg School of Business, Northwestern University. Ms. Agee serves on numerous boards of other health care and community organizations.

We believe that Ms. Agee’s business and leadership experiences as well as her knowledge of the economic and political environment in the Company’s service area make her a valuable member of our Board.

Jacqueline L. Archer is President and COO of Blue Ridge Beverage Company, Inc. ("Blue Ridge"), a position she has held since April 2017. Blue Ridge is a distributor of beer, cider, wine and non-alcoholic beverages headquartered in the Roanoke Valley and serving southwest and central Virginia. Ms. Archer has been a director of Blue Ridge since 1999. She was Blue Ridge's Executive Vice President and CFO from September 2008 to March 2017, overseeing all corporate finance, treasury and merger and acquisition efforts. Prior to Blue Ridge and while based in Chicago, Ms. Archer spent over 13 years in investment banking specializing in M&A and corporate advisory services, transaction origination and execution, and client management. She previously held NASD Series 7, 63 and 24 registrations.

Ms. Archer is Chair of the Virginia Beer Wholesalers Association and serves, or has served, on boards of various community and industry organizations. A Roanoke Valley native, Ms. Archer, holds an undergraduate engineering degree with honors from Princeton University and an MBA with a concentration in finance from the University of Chicago's Booth Graduate School of Business.

We believe that Ms. Archer's experiences as the leading executive of a large, regional business as well as her investment banking expertise make her a valuable candidate for our Board.

J. Allen Layman is a private investor, who has been a director of the Company since 1991. He retired in 2003 after 30 years in the telecommunications industry as President and CEO of R&B Communications and Chairman and President of Ntelos, Inc. He currently serves on the Bridgewater College Board of Trustees and was previously a director for Bank of Fincastle. He holds a degree in Business Administration and Economics from Bridgewater College. Mr. Layman has served on numerous charitable and industry trade boards.

We believe Mr. Layman’s experiences as a utility CEO and his in-depth knowledge of the regulatory landscape is helpful to our understanding of the rapidly changing energy industry and its implications on our customer base, which make him a valuable member of our Board.

Your Board of Directors recommends a vote FOR each of the nominees for Class B Director.

PROPOSAL 2: RATIFICATION OF BROWN, EDWARDS & COMPANY, L.L.P. AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon recommendation and selection by the Audit Committee, the Board of Directors approved Brown, Edwards & Company, L.L.P. (“Brown Edwards”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending September 30, 2019. Brown Edwards has served as our independent registered public accounting firm since 2006. The Audit Committee has reappointed Brown Edwards as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending September 30, 2020 and to audit our internal control over financial reporting. A representative of Brown Edwards is expected to attend the meeting.

The Company’s Audit Committee is solely responsible for selecting the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020. Although shareholder ratification of the appointment of Brown Edwards is not required by the Company's bylaws, the Board of Directors believes that it is desirable to do so. If the shareholders do not ratify the appointment of Brown Edwards, the Audit Committee will consider whether to engage another independent registered public accounting firm. If the appointment of Brown Edwards is ratified by shareholders, the Audit Committee may change the appointment at any time if it determines a change would be in the best interest of the Company and its shareholders.

Your Board of Directors recommends a vote FOR the ratification of Brown, Edwards & Company, L.L.P.

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PROPOSAL 3: AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board has approved, and is recommending to shareholders for approval, an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 10 million to 20 million. The proposed amendment would not increase the number of authorized shares of preferred stock.
Under our Articles of Incorporation, the Company has the authority to issue up to 10 million shares of common stock. As of September 20, 2019, approximately 8.1 million shares of common stock were issued, with approximately 1.0 million shares of common stock reserved for possible future issuance under our stock plans. Approximately 0.9 million shares of common stock remain otherwise available for issuance for future purposes and the Board deems it advisable to increase our authorized shares of common stock. The adoption of the proposed amendment would provide for an additional 10 million shares of common stock for future issuance.
Our business is capital intensive, requiring significant resources to fund operating expenses, capital project expenditures, scheduled debt maturities and interest payments, and dividend payments on our common stock. In addition to internal sources to fund liquidity, capital requirements for 2020 and beyond, and for other general corporate purposes, we expect to rely on external sources of funds, including but not limited to equity financings, subject to market and other conditions.
The Board believes that it is advisable and in the best interests of our shareholders to increase the number of authorized shares of common stock to provide us with greater flexibility in planning for future business needs, such as raising additional capital through the sale of equity securities, share issues under our Dividend Reinvestment Plan (“DRIP”), grants of equity incentive awards to employees, potential strategic transactions, stock dividends, stock splits, and other general corporate purposes. Approval of this amendment by shareholders at the Annual Meeting will enable us to take timely advantage of market conditions and other opportunities that may become available to us without the expense and delay of arranging a special meeting of shareholders in the future. Other than the equity financings described above and the routine practice of issuing shares pursuant to equity incentive awards, we have no current plans, proposals, or arrangements for the issuance of any additional shares of common stock upon approval of the proposed amendment.
Existing holders of shares of our common stock have no preemptive rights under our Articles of Incorporation to purchase any additional shares of common stock issued by the Company. The additional shares of common stock, if and when issued, would have the same rights and privileges as the shares of common stock currently authorized. Approval of this proposal and the future issuance of additional shares of common stock would not affect the rights of the current holders of our common stock, except for the effects incidental to increasing the number of shares outstanding. The effects include dilution of voting power of existing shareholders and potentially decreasing earnings per share.
We have not proposed the increase in the authorized number of shares of common stock with the intention of using the additional shares for anti-takeover purposes, although an issuance of additional shares could, in certain circumstances, make an attempt to acquire control of the Company more difficult. We are not at this time aware of any such attempts and we are not proposing this increase in response to any third-party effort to acquire control of the Company.
The Board has determined that this amendment is advisable and in the best interest of our shareholders. If approved, this amendment will become effective immediately upon the filing of the proposed amendment with the Virginia State Corporation Commission.
Your Board of Directors recommends a vote FOR approval of the amendment of our Articles of Incorporation to increase the number of authorized shares of common stock.

PROPOSAL 4: NON-BINDING SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2017 Annual Meeting, our shareholders voted to continue the annual shareholder review of executive compensation. We believe that our executive compensation program is competitive within the industry and strongly aligned with the long-term interests of our shareholders. This program has been designed to promote a performance-based culture and ensure a philosophy of long-term value creation by aligning the interests of the executive officers with those of our shareholders by linking a meaningful portion of their compensation to the Company’s performance. The program is also designed to meet short-term objectives and to attract and retain highly-talented executive officers who are critical to the successful execution of the Company’s strategic business plan.

We also believe that both the Company and shareholders benefit from constructive and consistent dialogue. The proposal set forth above is intended to give you the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2019 and the proposed compensation for fiscal 2020.

The Compensation Committee has overseen the development of the executive compensation program, as described more fully in the Compensation Discussion and Analysis section of this Proxy Statement.

Please note that your vote is advisory and will not be binding upon the Company or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions that our shareholders express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions for our executive officers.

Your Board of Directors recommends a vote FOR approval, on an advisory basis, the named executive officers compensation as disclosed in this proxy statement.

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BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors consists of nine directors and is divided equally into three classes, with staggered three-year terms. The Board has separate persons serving as its Chair and as the President and Chief Executive Officer ("CEO") of the Company. The Board believes this is the appropriate leadership structure at this time. The Board met nine times during the 2019 fiscal year. All Board members attended at least 75 percent of Board and committee meetings in fiscal year 2019. Consistent with NASDAQ rules, a majority of the Company’s non-management directors met at least once each quarter without management present. All directors serving on the Board attended the 2019 Annual Meeting. The present principal occupation and employment during the past five years, and the office held with the Company, if any, of each director:

Name and Age	Year In Which First Elected As Director	Business Experience
CLASS A DIRECTORS (Currently serving until the 2022 Annual Meeting)
Abney S. Boxley, III Age 61	1994
President - East Region, Summit Materials since 2018; President and CEO, Boxley Materials 1988 - 2018; Director, Pinnacle Bank; Director, Insteel Industries, Inc.; Director, Carilion Clinic. Mr. Boxley's financial and business background, as well as his knowledge of construction and economic development opportunities in the Company's service area, make him a valuable Board member.

S. Frank Smith Age 71	1990
Retired Consultant, Alpha Coal Sales Company, LLC 2014-2018; Vice-President - Industrial Sales, Alpha Coal Sales Company, LLC 2009-2014. Mr. Smith's in-depth knowledge of the competitive and regulatory landscape of energy markets, along with his leadership as chair of the Compensation Committee, make him a valuable member of our Board.

John B. Williamson, III Age 65	1998
Chairman of the Board, RGC Resources, Inc. since 2002; Director, Bank of Botetourt, Inc.; Director, Optical Cable Corporation; Director, Luna Innovations Inc.; Director, Corning Natural Gas Holding Corporation. President and CEO, RGC Resources, Inc. 1998-2014. Mr. Williamson's utility industry and board experience as well as his in-depth knowledge of the operational, financial, and regulatory aspects of the Company, make him a valuable member of our Board.

CLASS B DIRECTORS (Serving until the 2020 Annual Meeting)
Nancy Howell Agee Age 67	2005	See disclosure in Proposal No. 1 above.
J. Allen Layman Age 67	1991	See disclosure in Proposal No. 1 above.
Raymond D. Smoot, Jr. Age 72	2005
Retired Chairman, Atlantic Union Bankshares Corporation 2014-2019; Senior Fellow, Virginia Tech Foundation, Inc. 2012-2017; CEO & Secretary, Virginia Tech Foundation, Inc. 2003-2012; Director, Carilion Clinic. Dr. Smoot's professional experience and public company board experience make him a valuable Board member.

CLASS C DIRECTORS (Currently serving until 2021 Annual Meeting)
T. Joe Crawford Age 64	2018
Retired Vice President & General Manager, Steel Dynamics Roanoke Bar Division 2006 - 2019; President & Chief Operating Officer, Roanoke Electric Steel Corporation 2004-2006. Mr. Crawford's professional and community board experience make him a valuable Board member.

John S. D'Orazio[1] Age 59	2014
President, CEO & Director, RGC Resources, Inc. and CEO Roanoke Gas Company since 2014; President & CEO, Roanoke Gas Company 2012-2018. Mr. D'Orazio provides the Board with in-depth knowledge of the Company's operations, business strategy, risks and economic climate as well as extensive utility industry experience.

Maryellen F. Goodlatte Age 67	2001
Attorney & Principal, law firm of Glenn Feldmann Darby & Goodlatte since 1983. Mrs. Goodlatte's experience as an attorney in the Company's service area, in addition to her leadership as chair of the Governance and Nominating Committee, make her a valuable member of the Board.

Note 1: Mr. D'Orazio will resign as a director from the Board in February 2020.

The Board has standing Compensation, Audit, and Governance and Nominating committees. The Board has affirmatively determined that the Company’s current directors are considered independent directors in respect to each committee on which he or she serves, as determined under the Company’s independence standards adopted in accordance with the applicable rules of the SEC and NASDAQ. In addition, the Board has determined that Abney S. Boxley, III and Raymond D. Smoot, Jr. are audit committee financial experts under applicable SEC rules. The following table summarizes each committee.

Committee	Members	Responsibilities	Independence
Compensation	S. Frank Smith, Chair	Assists the Board in fulfilling its oversight responsibilities relating to the compensation of the Company's directors and executive officers.	Each Member is Independent
Nancy Howell Agee
Abney S. Boxley, III
J. Allen Layman

Audit	Raymond D. Smoot, Jr., Chair
Reviews and assesses the Company’s processes to manage financial reporting risk and to manage investment, tax, and other financial risks. It also reviews the Company’s policies for risk assessment and steps management has taken to control significant risks, except those delegated by the Board to other committees.
Each Member is Independent
Abney S. Boxley, III
S. Frank Smith
T. Joe Crawford

Governance	Maryellen F. Goodlatte, Chair
Responsible for the oversight of a broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members, recommending nominees for Board election, and recommending to the Board governance principles. It also provides assistance to the Board in the areas of committee member selection and rotation practices, evaluation of the overall effectiveness of the Board and consideration of developments in corporate governance practices.
Each Member is Independent
and Nominating	Nancy Howell Agee
J. Allen Layman

The Board's Role in Risk Oversight

The Board and management have distinct roles in the identification, assessment and management of risks that could affect the Company. The Board exercises its responsibility for risk directly and through its three standing committees. In Board or committee meetings, management updates members on risk assessment and mitigation strategies. Each committee charged with risk oversight reports to the Board on those matters.

Management provides regular updates to both the Audit Committee and the Board regarding cybersecurity and other related information technology matters. These updates include, but are not limited to, reviews of technology infrastructure changes, incident response plans, network and system testing, employee training programs and pertinent insurance programs.

The Board believes that its current leadership structure facilitates its oversight of risk by combining independent leadership, through independent board committees and majority independent board composition, with an experienced Chairman and a CEO who have intimate knowledge of the business, history, and the complex challenges the Company faces. The Chairman and CEO both have in-depth understanding of these matters, and the CEO has direct involvement in the day-to-day management of the Company, uniquely positioning him to promptly identify and raise key business risks to the Board.
Director Nominations
The Governance and Nominating Committee establishes the process by which candidates are selected for possible inclusion in the recommended slate of director nominees. The Governance and Nominating Committee has a charter, which is available on the Company's website at www.rgcresources.com. The Governance and Nominating Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and sound judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of director responsibilities; independence under SEC and NASDAQ rules; service on other boards of directors; sufficient time to devote to Board matters; and the ability to work effectively with other Board members. In the case of incumbent directors whose terms of office are set to expire, the Governance and Nominating Committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Governance and Nominating Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.
The Governance and Nominating Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisers and executive search firms. The Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. Any director candidates to be recommended by shareholders should be described in writing to the Corporate Secretary. This recommendation must be sent no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement, in order to be considered for inclusion in the proxy statement for the 2021 annual meeting of shareholders.

Transactions with Related Persons

The Board follows certain policies and procedures for the approval of transactions with related persons that are required to be reported under applicable SEC rules. The policy requires Audit Committee approval or ratification of transactions that involve more than $120,000 in which the Company is a participant and in which a Company director, nominee for director, executive officer, greater than 5% shareholder, or an immediate family member of any of the foregoing persons has a direct or indirect material interest. Various other qualifications and exclusions for reportable related party transactions are set forth in applicable SEC rules, such as a transaction where the tariff gas service is at a rate approved by the Virginia State Corporation Commission or certain banking transactions. In reviewing a reportable related party transaction, the Audit Committee will, after reviewing all material information regarding the transaction, take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company contracted with Boxley Materials Company in fiscal 2019 for approximately $178,000 of paving services and related construction materials. Mr. Boxley, a director, is currently President - East Region, Summit Materials, of which Boxley Materials is a wholly-owned subsidiary. The Company contracted with Boxley Materials in fiscal 2018 for approximately $485,000 of paving services and related construction materials. These goods and services were obtained at arms-length pricing and terms and conditions. Throughout fiscal 2019 Mr. Boxley was President - East Region, Summit Materials. Throughout fiscal 2018 Mr. Boxley was President and CEO of Boxley Materials. The Audit Committee has approved the transactions between the Company and Boxley Materials.

The Company has no other related-party transactions to report for fiscal 2019 or 2018, respectively.

Compensation of Directors

Director fees are set by the Compensation Committee and approved by the Board of Directors after the Committee considers the competitive market for directors and fee levels provided by comparable companies both within the utility industry and in the Company's geographic area. Mr. D’Orazio is not compensated for attendance at Board and committee meetings and does not receive the annual retainer for service as a Board member. The 2020 schedule of directors fees is as follows:

Annual Director Retainer	$48,000
Additional Annual Retainer - Board Chair	20,000
Additional Annual Retainer - Audit Committee Chair	12,000
Additional Annual Retainer - Other Committee Chair	7,000
Additional Annual Retainer - Audit Committee	8,000
Additional Annual Retainer - Other Committee	2,000

Restricted Stock Plan for Outside Directors. Under the Company's Amended and Restated Restricted Stock Plan for Outside Directors (the "Director Restricted Plan"), originally adopted January 27, 1997, as amended on March 28, 2016 and effective October 1, 2016, a minimum of 40% of the annual retainer fee paid to each non-employee director of the Company on a monthly basis is paid in shares of Company common stock restricted under the terms of the Director Restricted Plan ("Director Restricted Stock"). If the director owns more than 10,000 shares of Resources stock, the minimum requirement is waived. The number of shares of Director Restricted Stock paid each month is calculated based on the first business day of the month closing price of Resources’ common stock on NASDAQ. A participant can, subject to approval of the Compensation Committee, elect to receive up to 100% of the retainer fee in Director Restricted Stock. Such election cannot be revoked or amended during the fiscal year.

The shares of Director Restricted Stock vest only in the case of a director’s death, disability, retirement (including not standing for re-election to the Board), or in the event of a change in control of Resources. There is no option to take cash in lieu of stock upon vesting of shares under this Plan. The Director Restricted Stock may not be sold, transferred, assigned or pledged by the participant until the shares have vested under the terms of this Plan. The shares of Director Restricted Stock will be forfeited to Resources by a director’s voluntary resignation during his or her term on the Board or removal for cause.

Fiscal Year 2019 Director Fees and Restricted Stock Holdings

Name	Fees paid in cash	Fees paid in Restricted Stock[1]	Total Fees	Shares of Restricted Stock as of 9/30/19
Nancy Howell Agee	$—	$47,500	$47,500	23,362
Abney S. Boxley, III	—	53,500	53,500	23,029
T. Joe Crawford	30,900	20,600	51,500	1,264
Maryellen F. Goodlatte	26,250	26,250	52,500	18,344
J. Allen Layman	47,500	—	47,500	38,726
S. Frank Smith	30,250	30,250	60,500	24,887
Raymond D. Smoot, Jr.	61,500	—	61,500	21,450
John B. Williamson, III	60,500	—	60,500	3,170
Note 1: 40% of the annual retainer fees paid to non-employee directors must be paid in the form of
Director Restricted Stock, unless a participant owns at least 10,000 shares of Company stock. This column also includes any additional portion of fees paid to directors in the form of Director Restricted
Stock pursuant to the election of the director.

The following table lists directors who elected to receive a higher percentage of fees as Director Restricted Stock in fiscal 2019:

Name	Percent if Greater than 40%
Nancy Howell Agee	100%
Abney S. Boxley, III	100%
Maryellen F. Goodlatte	50%
S. Frank Smith	50%

EXECUTIVE OFFICERS

Name and Age	Period Position Held	Position and Experience
John S. D'Orazio, 59	February 2019 to present	President & CEO - Resources; CEO - Roanoke Gas
	February 2014 to February 2019	President & CEO - Resources, Roanoke Gas

Paul W. Nester, 45	February 2019 to present	Vice President, Treasurer, Secretary & CFO; President - Roanoke Gas
	February 2015 to February 2019	Vice President, Treasurer, Secretary & CFO

Carl J. Shockley, Jr., 54	February 2019 to present	Vice President & COO - Roanoke Gas
	October 2012 to February 2019	Vice President, Operations - Roanoke Gas

Robert L. Wells, II, 55	February 2019 to present	Vice President & CIO - Resources; Vice President - Customer Service - Roanoke Gas
	February 2005 to February 2019	Vice President, Information Technology

On November 25, 2019, Mr. D'Orazio announced his voluntary retirement as President and CEO of Resources and CEO of Roanoke Gas effective February 2020. As part of the Company's corporate succession plan, the Board's Compensation Committee recommended and the Board approved the appointment of Mr. Nester as President and CEO of Resources and Roanoke Gas effective February 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of November 22, 2019, certain information regarding the beneficial ownership of the common shares of the Company by all directors and nominees, named executive officers, any holders of more than 5% of common shares and certain beneficial owners as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding common shares shown as beneficially owned by them. The business address of each of the Company's directors and executive officers is the Company's address.

Name of Beneficial Owner	Common Shares Beneficially Owned as of 11/22/19[1]	Percent of Class
Nancy Howell Agee[2]	34,656	<1%
Abney S. Boxley, III[5]	39,638	<1%
T. Joe Crawford	5,890	<1%
John S. D’Orazio[3]	63,032	<1%
Maryellen F. Goodlatte	27,500	<1%
J. Allen Layman	64,538	<1%
Paul W. Nester[3]	44,627	<1%
Carl J. Shockley, Jr.[3]	20,376	<1%
S. Frank Smith	89,398	1.1%
Raymond D. Smoot, Jr.[4]	38,918	<1%
Robert L. Wells, II3	24,636	<1%
John B. Williamson, III	132,281	1.6%

All current directors and executive officers aaa(as a Group - 12 Persons)	585,490	7.2%

Name of Investment Advisor
T. Rowe Price Associates, Inc.	512,841	6.3%
100 E. Pratt Street
Baltimore, MD 21202

Note 1: Includes Director Restricted Plan shares issued to outside directors and Officer Restricted Stock shares issued to the named officers still subject to vesting.
Note 2: Includes 28,823 shares owned in trust and 5,833 shares owned in spousal trust.
Note 3: Includes stock options shown in the Outstanding Equity Awards at Fiscal Year End section on page 17. All are exercisable and included as shares beneficially owned.
Note 4: Includes 375 shares owned by spouse.
Note 5: Includes 1,125 shares owned by children in minor trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on the Company's review of the copies of forms related to Section 16(a) of the Securities Exchange Act of 1934 regarding beneficial ownership reporting and representations from certain reporting persons, no other reports are required and two Form 4s, covering Mr. Shockley and Mr. D'Orazio, respectively, were filed late in fiscal 2019.

COMPENSATION DISCUSSION AND ANALYSIS

We are committed to creating shareholder value. In 2019, we achieved our fifth consecutive year of record earnings. Net income was $8.7 million, or $1.08 per share, compared to $7.3 million, or $0.95 per share, in 2018. Also in 2019, the Board approved a 6.5% annual cash dividend increase to $0.66 per share. The Board has increased the cash dividend every year since 2004.

Our compensation philosophy is designed to incentivize management to create shareholder value, by attracting and retaining talent, rewarding performance and instilling an ownership culture. Our Restricted Stock Plan is intended to advance those goals, by further aligning senior management with our shareholders. As described below, we pay a portion of bonuses in the form of restricted stock, based on earnings targets. This section will provide an overview of our executive compensation philosophy and why we believe it is appropriate for the Company and its shareholders.

We also discuss the Compensation Committee’s methodology for determining appropriate and competitive levels of compensation for the named executive officers. Details of compensation paid to the named executive officers can be found in the tables that follow.

Compensation Philosophy and Objectives

Who are the named executive officers for fiscal year 2019?

The named executive officers who currently serve as executive officers of the Company are John S. D’Orazio, Paul W. Nester, Carl J. Shockley, Jr., and Robert L. Wells, II.

What person or group is responsible for determining the compensation levels of named executive officers?

The Compensation Committee has a charter, pursuant to which it reviews and recommends to the Board the compensation, including base salary and annual incentive compensation, of the Company’s CEO and the other named executive officers.

The CEO is actively involved in the executive compensation process. The CEO reviews the performance of each of the named executive officers, other than his own, and, within the defined program parameters, recommends to the Compensation Committee base salary increases and incentive awards for such individuals. He provides the Compensation Committee with financial performance goals for the Company that are used to link pay with performance. The CEO also provides his review to the Compensation Committee with respect to the executive compensation program’s ability to attract, retain and motivate the level of executive talent necessary to achieve the Company’s business goals. The CEO attends the meetings of the Compensation Committee but does not participate in the Committee executive sessions.

The Compensation Committee did not utilize an outside consultant in fiscal year 2019.

What are the Company’s executive compensation principles and objectives?

The Company’s overall executive compensation philosophy is that pay should be competitive with the relevant market for executive talent, be performance based, vary with the attainment of specific objectives and be aligned with the interests of the Company’s shareholders. The core principles of the Company’s executive compensation program include the following:

Pay competitively. The Compensation Committee believes in positioning executive compensation at levels necessary to attract and retain exceptional leadership talent. An individual’s performance and importance to the Company can result in total compensation being higher or lower than the target market position.

Pay-for-performance. The Compensation Committee structures executive compensation programs to balance annual and long-term corporate objectives, including specific measures which focus on operational and financial performance through incentive bonuses and the goal of fostering shareholder value creation through restricted stock grants.

Create an ownership culture. The Compensation Committee believes that using compensation to instill an ownership culture effectively aligns the interests of executive officers and the shareholders. A significant portion of our incentive compensation awarded to executive officers is in the form of restricted common stock. The restrictions are intended to promote stock ownership. In addition, the Committee oversees a modest stock option plan intended to encourage stock ownership.

The CEO and the Compensation Committee periodically review the executive compensation philosophy. No recent changes have been made to the compensation philosophy; however, programmatic changes have been implemented at various times to enhance the effectiveness of the various compensation elements.

How do we determine executive pay?

The Compensation Committee benchmarks base salary, annual incentive bonus, other forms of incentive compensation and the Company's financial performance to a comparison group consisting of publicly traded companies. The Compensation Committee believes this process is the best way to determine whether such compensation is competitive. The comparison group is selected based on six criteria:

1.	Companies that an outsider, with no knowledge of the Company’s internal deliberations on the topic, would agree offer reasonable comparisons for pay and performance purposes;

2.	Companies that may overlap in the labor market for talent;

3.	Companies with comparable revenue and market capitalizations;

4.	Companies whose business models, characteristics, growth potential, and human capital are similar but not necessarily identical to those of the Company;

5.	Public companies based in the United States where compensation and financial data are available in proxy statements and Form 10-K filings; and

6.	Companies large enough to have similar executive positions to ensure statistical significance.

Based on these criteria, the comparison group consists of:

Cadiz, Incorporated                Chesapeake Utilities Corporation            Genie Energy LTD                Middlesex Water Company            Luna Innovations Incorporated            NW Natural, Incorporated                Pure Cycle Corporation                Spark Energy, Incorporated            Unitil Corporation

In addition to the comparison group, the Compensation Committee utilizes market compensation data from Salary.com and CompAnalyst, a benefits and compensation consulting firm, for each of its executive positions. This data provides benchmark information for both base pay and total compensation for energy and utility companies in the $170 million to $1.9 billion size range. While the Compensation Committee has not established a specific target for each executive officer position, the Committee uses the comparison group and salary benchmark data to help ensure compensation is reasonably competitive in the industry and local job market.

How do we consider the results of the most recent shareholder advisory vote on executive compensation?

Annually, we ask our shareholders for a non-binding advisory vote on our overall executive compensation. The Board reviews and considers the voting results. In 2019, 95% of votes cast were in favor of the proposal. Since a substantial majority of our shareholders voted in favor of our executive compensation philosophy and program, the Board determined that changing our overall approach to executive compensation was not necessary at this time.

Compensation Elements

Base Salary. Base salary is fixed compensation and is necessary to attract and retain talent. Base salaries are the only non-variable element of the Company’s total compensation program. Base salaries are set to reflect each named executive officer’s responsibilities, the impact of each named executive officer’s position and the contribution each named executive officer delivers to the Company. Salaries are determined after analyzing competitive levels in the market, using the Company’s comparison group and the Salary.com and CompAnalyst compensation data for executives with comparable responsibilities and job scope. The Compensation Committee also considers internal equities among employees within the Company. Salary increases, if any, are based on individual performance, Company performance and market conditions. To gauge market conditions, the Compensation Committee evaluated the comparison group and market data and established recommended salary levels based on the named executive’s experience, tenure, performance and potential. Based in part on the executive compensation benchmarking and the target levels for base salary set forth above, the Board, acting on the recommendation of Compensation Committee, set the named executive officers’ base salaries for 2019.

Performance Incentive Plan Compensation. The Performance Incentive Plan provides for a bonus based on the achievement of (1) certain qualitative goals for each named executive officer, which may be individual in nature or for the Company as a whole, and (2) targets for fiscal year earnings per share. For fiscal 2017 performance, the plan did not set a percentage amount by which the achievement of qualitative goals, on the one hand, and earnings targets, on the other hand, contribute towards the bonus amount. The Board, upon the recommendation of the Compensation Committee, made a determination on such relative contributions. For the fiscal 2017 bonus, the percentage contribution towards the cash bonus amount of the achievement of qualitative goals ranged approximately from 42% to 43% among the named executive officers, versus approximately 58% to 57% in respect of the achievement of the earnings targets. For fiscal 2018, 2019 and 2020 performance, the plan bases 50% of the cash bonus on qualitative goals and 50% on earnings targets. The Compensation Committee evaluates achievement by each named executive officer of his or her qualitative goals and then recommends to the Board an amount of bonus to be awarded in respect of such achievement. The plan sets forth minimum, target and maximum earnings per share that may be achieved. The Company is paying a portion of the 2019 bonuses, based on the earnings target, in the form of restricted stock under the Restricted Stock Plan described below, and also plans the same for fiscal 2020.

RGC Resources, Inc. Restricted Stock Plan. The Company has a Restricted Stock Plan which is intended to provide equity incentives to our key employees. Each restricted stock award will be evidenced by an agreement with the recipient. The agreement shall set forth the "Vesting Period" and "Restriction Period" for the award and any other conditions or restrictions that the Compensation Committee deems advisable, including requirements established pursuant to the Securities Act, the Exchange Act, the Internal Revenue Code and any securities trading system or stock exchange upon which such restricted shares are listed.

The "Vesting Period" for an award represents substantial risk of forfeiture until certain dates, at which time such shares or a portion of such shares shall begin to "vest" over time and no longer be subject to a substantial risk of forfeiture. The default Vesting Period for an award shall be three years with one-third of the shares vesting on the first, second and third anniversaries of the effective date of the award, respectively, unless the Compensation Committee establishes otherwise. If a recipient resigns or is otherwise terminated from employment with the Company prior to the end of the Vesting Period, he or she will forfeit all interest to his or her unvested shares of restricted stock granted in an award. Unless otherwise established in an award agreement by the Compensation Committee, in the event of a recipient's death, disability or normal retirement (as considered under our defined benefit pension plan), all of the awarded shares shall vest and no longer be subject to a substantial risk of forfeiture. Likewise, all awarded shares shall vest in the event of a change in control, as defined in the recipient's agreement with the Company that relates to recipient's compensation and benefits upon the occurrence of a change in ownership of the Company or similar event (i.e., the change in control agreement).

The "Restricted Period" for an award represents a period during which the recipient may not transfer, sell, pledge, assign, or otherwise alienate or hypothecate shares of restricted stock, and all cash dividends on such shares must be re-invested in our common stock. Unless the Compensation Committee otherwise determines, the Restricted Period shall apply so long as shares of restricted stock are unvested and thereafter apply to 75% of such vested shares unless the recipient satisfies the following minimum ownership levels of our common stock:

President, CEO        300% of annual base salary
CFO, COO        200% of annual base salary
Vice President        150% of annual base salary

The Compensation Committee will use its discretion to determine when and how such minimum levels are measured. Once a recipient satisfies the minimum level of ownership or once a recipient is no longer employed by the Company, the Restricted Period will no longer be applicable to vested shares. A change in control will not affect the Restricted Period.

Key Employee Stock Option Plan of RGC Resources, Inc. The Company has a Key Employee Stock Option Plan, which is intended to provide the Company’s executive officers and other key employees with long-term incentives and future rewards tied to the price of Resources’ common shares over time.

This Plan requires each option’s exercise price per share to equal the fair value of the Company’s common shares as of the date of the grant. Under the terms of this Plan, the options become exercisable six months from the grant date and expire ten years subsequent to the grant date. There were 25,500 shares granted in December 2016 to the named officers based on each officer's level of responsibility and the Compensation Committee's ongoing decision to link a portion of officer compensation directly to long-term corporate performance. The Compensation Committee did not use specific performance metrics in making these grants. The Key Employee Stock Option Plan continues in force in respect of previously granted options with 36,000 options available for issue. We do not anticipate stock options being a significant part of our future compensation structure.

RGC Resources, Inc. Stock Bonus Plan. The Company has not made awards under the Stock Bonus Plan in recent years to the named executive officers. The Stock Bonus Plan was effectively replaced by the RGC Resources, Inc. Restricted Stock Plan in fiscal 2018.

Discussion and Analysis of Summary Compensation

The changes in salary for our named executive officers primarily reflect their increasing responsibilities and significant contributions to the success of the Company in fiscal 2019. The Committee also considered competitive market forces and the comparison group in setting the 2020 salary levels. The significant increase in pension values is directly attributable to the impact of significantly lower discount rates on the actuarially calculated benefit.

Summary Compensation Table

Name	Year	Salary	Bonus[1]	Stock Awards[2,3,4]	Option Awards[5]	Non-equity Incentive Plan Compensation	Change in Pension Value[6]	All Other Compensation	Total
John S. D'Orazio	2019	$ 443,070	$—	$ 202,500	$—	$ 191,363	$ 322,780	$ 299,572	$ 1,459,285
President & CEO	2018	418,070	—	151,406	—	161,208	29,429	40,901	801,014
	2017	391,084	135,000	156,000	28,210	—	51,389	53,257	814,940

Paul W. Nester	2019	300,532	—	118,125	—	112,455	108,683	102,771	742,566
VP, Treasurer,	2018	253,417	—	62,938	—	86,953	24,792	54,337	482,437
Secretary & CFO	2017	221,511	64,688	58,500	21,700	—	28,799	48,563	443,761

Robert L. Wells, II	2019	189,736	—	43,200	—	60,000	347,838	131,561	772,335
VP & CIO	2018	188,931	—	32,597	—	50,039	60,903	47,023	379,493
	2017	182,240	40,940	34,710	10,850	—	64,063	39,990	372,793

Carl J. Shockley, Jr.	2019	208,605	—	63,300	—	79,125	367,671	118,691	837,392
VP & COO	2018	201,520	—	34,200	—	52,020	84,301	47,689	419,730
Roanoke Gas Co.	2017	189,267	42,036	36,270	13,020	—	127,783	104,693	513,069
Note 1: Bonus amounts were earned in the respective year and paid in the following year.
Note 2: In November 2019, in respect of fiscal 2019 performance, the Company approved a total of 14,951 shares of restricted stock to be issued to our named executive officers effective January 2, 2020. Mr. D'Orazio received 7,088 shares which is equal to $202,500 based on the closing price of $28.57 as reported on NASDAQ on November 5, 2019. Mr. Nester received
4,135 shares, which is equal to $118,125 based on such closing price. Mr. Wells received 1,512 shares, which is equal to
$43,200 based on such closing price. Mr. Shockley received 2,216 shares, which is equal to $63,300 based on such closing price.
Note 3: In October 2018, in respect of fiscal 2018 performance, the Company approved a total of 10,227 shares of restricted stock to be issued to our named executive officers effective January 2, 2019. Mr. D'Orazio received 5,508 shares which is equal to $151,406 based on the closing price of $27.49 as reported on NASDAQ on October 29, 2018. Mr. Nester received
2,289 shares, which is equal to $62,938 based on such closing price. Mr. Wells received 1,186 shares, which is equal to
$32,597 based on such closing price. Mr. Shockley received 1,244 shares, which is equal to $34,200 based on such closing price.
Note 4: In October 2017, in respect of fiscal 2017 performance, the Company approved a total of 10,101 shares of restricted stock to be issued to our named executive officers effective January 2, 2018. Mr. D'Orazio received 5,520 shares which is equal to $156,000 based on the closing price of $28.26 as reported on NASDAQ on October 30, 2017. Mr. Nester received
2,070 shares, which is equal to $58,500 based on such closing price. Mr. Wells received 1,228 shares, which is equal to
$34,710 based on such closing price. Mr. Shockley received 1,283 shares, which is equal to $36,270 based on such closing price.
Note 5: The 2017 Option Awards values are based on 9,750 shares for Mr. D'Orazio, 7,500 shares for Mr. Nester, 4,500 shares for Mr. Shockley and 3,750 shares for Mr. Wells.
Note 6: The Change in Pension Value is an actuarial calculation and was not realized as compensation.

Other Compensation Table

Name	Year	401(K) matching contribution	Insurance Premiums	Medical Benefits	Post Retirement Medical & Life Insurance Benefits	Auto	Stock Option Exercise	Total
John S. D'Orazio	2019	$ 14,000	$ 1,281	$ 22,528	$—	$ 8,705	$253,058	$299,572
	2018	13,750	1,281	20,444	—	5,426	—	40,901
	2017	13,500	1,296	18,861	—	—	19,600	53,257

Paul W. Nester	2019	16,467	1,780	21,774	—	11,083	51,667	102,771
	2018	12,973	1,757	20,750	—	7,245	11,612	54,337
	2017	13,606	1,644	19,420	—	—	13,893	48,563

Robert L. Wells, II	2019	15,813	1,238	21,774	—	10,613	82,123	131,561
	2018	12,654	1,198	20,750	—	8,777	3,644	47,023
	2017	11,636	1,198	19,330	6,338	—	1,488	39,990

Carl J. Shockley, Jr.	2019	11,552	1,268	21,774	8,914	6,047	69,136	118,691
	2018	13,053	1,228	20,750	6,411	6,247	—	47,689
	2017	12,711	1,227	19,420	6,386	—	64,949	104,693

Grants of Plan-Based Awards for 2019

Estimated Possible Payouts under Performance Incentive Plan
Name	Grant Date	Type	Metric	Threshold	Target	Maximum	Awarded[1]	% of Target
John S. D’Orazio	11/25/2019	Cash	Performance Achievements	$—	$ 157,500	$ 196,875	$ 191,363	122.0
	11/25/2019	Equity[2]	Earnings	—	135,000	202,500	202,500	150.0
Paul W. Nester	11/25/2019	Cash	Performance Achievements	—	94,500	118,125	112,455	119.0
	11/25/2019	Equity[2]	Earnings	—	78,750	118,125	118,125	150.0
Robert L. Wells, II	11/25/2019	Cash	Performance Achievements	—	48,000	60,000	60,000	125.0
	11/25/2019	Equity[2]	Earnings	—	28,800	43,200	43,200	150.0
Carl J. Shockley, Jr.	11/25/2019	Cash	Performance Achievements	—	63,300	79,125	79,125	125.0
	11/25/2019	Equity[2]	Earnings	—	42,200	63,300	63,300	150.0
Note 1: The Board approved the above incentive compensation for fiscal year 2019 performance to be paid in 2020.
Note 2: These represent awards of restricted stock under the Company's Restricted Stock Plan as described above

Option Exercises

Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise
John S. D‘Orazio	17,608	$ 253,058
Paul W. Nester	3,650	51,667
Robert L. Wells, II	5,750	82,123
Carl J. Shockley, Jr.	4,500	69,136

Outstanding Equity Awards at Fiscal Year End

The following table shows all outstanding unexercised stock options held by our named executive officers as of September 30, 2019. All stock options are vested and exercisable and have an intrinsic value of $981,170.

Name	Number of Unexercised Options	Option Exercise Price	Option Expiration Date
John S. D‘Orazio	9,750	$ 16.37	Dec 8, 2026
	8,250	14.15	Dec 3, 2025
	992	14.40	Dec 4, 2024

Paul W. Nester	7,500	16.37	Dec 8, 2026
	7,500	14.15	Dec 3, 2025
	6,000	14.40	Dec 4, 2024
	5,000	12.63	Dec 6, 2023

Robert L. Wells, II	3,750	16.37	Dec 8, 2026
	3,750	14.15	Dec 3, 2025
	2,500	14.40	Dec 4, 2024

Carl J. Shockley, Jr.	4,500	16.37	Dec 8, 2026
	4,500	14.15	Dec 3, 2025
	4,500	14.40	Dec 4, 2024

The following table sets forth the shares of restricted stock that have been awarded, but not vested, as of September 30, 2019:

Name	Grant Date	Restricted Shares Not Vested	Market Value
John S. D‘Orazio	Oct 24, 2018	3,672	$107,369
	Oct 30, 2017	1,840	53,802
Paul W. Nester	Oct 24, 2018	1,526	44,620
	Oct 30, 2017	690	20,176
Robert L. Wells, II	Oct 24, 2018	791	23,119
	Oct 30, 2017	409	11,969
Carl J. Shockley, Jr.	Oct 24, 2018	829	24,250
	Oct 30, 2017	428	12,505

Pension Benefits

The following table shows the accumulated benefits related to the RGC Resources, Inc. Employee Pension Plan (the "Pension Plan") for the named executive officers as of September 30, 2019:

Name	Years of Credited Service[1]	Present Value of Accumulated Benefit[2]	Payment During Last Fiscal Year
John S. D’Orazio	27	$ 1,422,496	$—
Paul W. Nester	8	250,512	—
Robert L. Wells, II	30	1,211,388	—
Carl J. Shockley, Jr.	30	1,147,979	—
Note 1: The Years of Credited Service represent the years that each named executive officer has been a participant in the Plan as of September 30, 2019, up to a maximum of 30 years.
Note 2: The Present Value of the Accumulated Benefit presented in the table above is based on a
3.03% discount rate, 4% annual compensation increase and retirement at 65 years of age.

The cost of benefits under the Pension Plan, which are borne by Resources, are computed actuarially and defrayed by earnings from the Pension Plan's investments and/or Resources’ annual contributions. The Pension Plan generally provides for the monthly payment, at normal retirement age 65, of the greater of (a) the participant's accrued benefit as of December 31, 1988 under the formula then in effect or (b) the sum of one‑twelfth of (1) plus (2) minus (3) as follows:

(1)	1.2% of the participant's average compensation for the highest consecutive sixty months of service multiplied by years of credited service up to thirty years,

(2)
0.65% of the participant's average compensation for the highest consecutive sixty months of service in excess of covered compensation (generally defined as the average of Social Security wage bases over a participant's assumed working lifetime) multiplied by years of credited service up to thirty years, and

(3)	the participant's balance, if any, from the Company's former profit sharing plan.

Early retirement with reduced monthly benefits is available at age 55 after ten years of service. Provisions also are made for vesting of benefits after five years of service and for disability and death benefits. All employees hired prior to January 1, 2017 and who are credited with at least 1,000 hours of service in a Pension Plan year are eligible to participate in the Pension Plan. At age 65, for Pension Plan purposes, Mr. D’Orazio, Mr. Shockley, and Mr. Wells will have the maximum 30 credited years of service while Mr. Nester will have 28.

The compensation covered by the Pension Plan includes the total of all amounts paid to a participant by the Company for personal services reported on the participant's federal income tax withholding statement (Form W-2), up to certain statutory limits. For plan years beginning January 1, 2019 and 2020 these earnings are limited to $280,000 and $285,000, respectively.

2020 Compensation and Performance Incentive Plan

The Compensation Committee is committed to pay-for-performance, paying competitively and creating an ownership culture. It has recommended salary increases that are consistent with the Company's performance in fiscal 2019 and that reasonably compare with our peers. It has also set the 2020 Performance Incentive Plan metrics to reward the achievement of the Company's objectives and personal performance and thereby drive shareholder return.

The Board approved the Compensation Committee's recommended annual base salaries beginning January 1, 2020, as shown below:

Name	2020 Salary	Change	2019 Salary	Change	2018 Salary
John S. D‘Orazio[1]	$ 450,000	0.0%	$ 450,000	5.9%	$ 425,000
Paul W. Nester[2]	400,000	27.0%	315,000	18.9%	265,000
Robert L. Wells, II	200,000	4.2%	192,000	4.9%	183,000
Carl J. Shockley, Jr.	228,000	8.1%	211,000	9.9%	192,000
Note 1: Mr. D'Orazio will retire in February 2020.
Note 2: Mr. Nester will be appointed President and CEO of Resources upon Mr. D'Orazio's retirement.

The Board approved the Compensation Committee's Performance Incentive Plan for the fiscal year ending September 30, 2020. The cash incentive compensation for each officer is based 50% on the individual's performance with respect to corporate objectives and 50% on a range of earnings results for fiscal 2020. The equity incentive compensation for each officer is based on a range of earnings results for fiscal 2020. The potential range of incentive compensation for each officer is provided below:

Name	Type	Metric	Threshold	Target	Maximum
Paul W. Nester	Cash	Performance Achievements	$—	$140,000	$175,000
	Equity	Earnings	—	120,000	180,000
Robert L. Wells, II	Cash	Performance Achievements	—	50,000	62,500
	Equity	Earnings	—	30,000	45,000
Carl J. Shockley, Jr.	Cash	Performance Achievements	—	68,400	85,500
	Equity	Earnings	—	45,600	68,400

Severance or Change in Control Agreements

The Company has a change in control agreement, dated May 1, 2018 and containing a two-year term, with John S. D'Orazio. The agreement entitles him to certain benefits in the event his employment is terminated without cause and within a specific period of time following a change in control of the Company. For purposes of this agreement, a change in control occurs when (i) any person or entity becomes the beneficial owner of at least 50% of the combined voting power of the Company’s voting securities; (ii) any person or entity becomes the beneficial owner of at least 50% of the voting securities of the surviving entity following a merger, recapitalization, reorganization, consolidation or sale of assets by the Company; or (iii) the Company is liquidated or sells substantially all of its assets. If a change in control occurs, the vesting periods of any equity awards or incentives held by Mr. D'Orazio shall be accelerated without limitation. In the event that his employment with the Company is terminated within 90 days prior to or within two years of the date of a change in control, unless the termination is (a) because of his death or disability, (b) for cause (as defined in the agreement) or (c) by him other than for good reason (as defined in the agreement), then he will receive a lump sum severance payment (the “Severance Payment”) equal to 2.0 times his annualized includable compensation for the base period, within the meaning of Section 280G(d) of the Internal Revenue Code of 1986. The Severance Payment will be reduced to the extent necessary to avoid certain federal excise taxes. Also in such event, the Company will continue his life insurance, medical, health and accident and disability plans, programs or arrangements until the earlier of two years after the date of the change in control, his death, or his full-time employment. The agreement does not require him to seek employment to mitigate any payments or benefits provided thereunder. Effective May 1, 2018, the Company also entered into identical change in control agreements with Paul W. Nester, Robert L. Wells, II, and Carl J. Shockley Jr. Mr. D'Orazio's change in control agreement will terminate upon his retirement in February 2020.

The Compensation Committee reviews all of the components of each executive’s compensation and awards a level of each component based on what they believe is reasonable when all elements of the compensation are considered. The Company currently does not structure compensation so as to be fully deductible under Section 162(m) of the Internal Revenue Code, but the Committee does not anticipate the Company paying compensation at a level where any amounts would not be fully deductible under such Section 162(m).

Estimated Benefits upon a Change in Control

Name	Cash	Equity[1]	Benefit Plans[2]	Pension/Tax Other	Total
John S. D’Orazio	$ 962,605	$161,171	$ 47,618	$—	$1,171,394
Paul W. Nester	541,794	64,796	47,108	—	653,698
Robert L. Wells, II	463,506	35,088	46,024	—	544,618
Carl J. Shockley, Jr.	441,800	36,755	46,084	—	524,639
Note 1: Represents the value of unvested Restricted Stock at the September 30, 2019 NASDAQ closing price of $29.24.
Note 2: Includes amounts for life insurance, medical, health and accident and disability plans.

COMMITTEE REPORTS

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the section entitled "Compensation Discussion and Analysis" in this Proxy Statement. The Compensation Committee recommended to the Board of Directors that said section be included in this Proxy Statement.

The Compensation Committee met three times during fiscal year 2019 and the meetings were attended by all members. Consistent with the terms of its charter, the Compensation Committee annually reviews and approves corporate goals and objectives related to the CEO and evaluates and determines the CEO compensation level, which is presented to the Board for approval. The Committee also reviews and approves base salary and incentive opportunities for the other named officers, which is also presented to the Board for approval. Director compensation is reviewed annually and recommendations are made to the Board. The Compensation Committee reviews and approves stock ownership guidelines and reviews and recommends equity incentive grants to officers.
Submitted by the Compensation Committee:

S. Frank Smith (Chair), Nancy Howell Agee, Abney S. Boxley, III and J. Allen Layman

Report of the Governance and Nominating Committee

The Governance and Nominating Committee met four times during the fiscal year and each meeting was attended by all sitting members.

The Governance and Nominating Committee made the recommendation that Nancy Howell Agee and J. Allen Layman be nominated for re-election to the Board of Directors and to serve a three-year term beginning with the 2020 Annual Meeting and continuing until 2023. The Board approved this recommendation. The Governance and Nominating Committee also made the recommendation that Jacqueline L. Archer be nominated for election to the Board of Directors to fill the vacancy created by Raymond D. Smoot, Jr.'s retirement and to serve a three-year term beginning with the 2020 Annual Meeting and continuing until 2023. The Board approved this recommendation.

The Governance and Nominating Committee annually evaluates and makes recommendations regarding Board committee structures, membership, leadership and accountability, and reviews and recommends committee charters to the Board for approval. The Committee is responsible for the review and evaluation of Director independence. The Governance and Nominating Committee updates the Board on governance issues and makes recommendations as needed and monitors the Board's performance in light of all applicable laws, rules and regulations.

Submitted by the Governance and Nominating Committee:

Maryellen F. Goodlatte (Chair), Nancy Howell Agee, and J. Allen Layman

Report of the Audit Committee

Consistent with the terms of its charter, the Audit Committee met four times in fiscal 2019 with the Company's management and Brown Edwards to review significant financial and accounting matters, internal controls and Brown Edwards' audit results.

Management is responsible for the Company’s internal controls and the accounting and financial reporting functions. Brown Edwards is responsible for performing an audit and expressing an opinion in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") on both the Company’s consolidated financial statements and the effectiveness of the Company's internal control over financial reporting. In this context, the Audit Committee met with management and Brown Edwards to review and discuss the September 30, 2019 consolidated financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of the disclosures in the financial statements and such other matters as are required to be discussed with the Audit Committee under standards established by the SEC and the PCAOB.

The Audit Committee discussed with Brown Edwards their firm’s independence from the Company and its management and received written representation from Brown Edwards, in accordance with PCAOB requirements, regarding Brown Edwards' independence. The Audit Committee has also reviewed the non-audit services provided by Brown Edwards and determined that such services did not impact independence.

     The Audit Committee considers annually and pre-approves 100% of audit services expenditures, including audit review and attest services, and pre-approves the nature, extent, and cost of all non-audit services provided by Brown Edwards. The following table sets forth the aggregate fees billed or expected to be billed by Brown Edwards for the years ended September 30, 2019 and 2018:

	2019	2018
Audit Fees	$153,405	$149,745
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	98,353	122,541

Total Fees	$251,758	$272,286
Audit Fees include services performed by Brown Edwards related to the audit of the financial statements and internal controls over financial reporting and quarterly reviews for the years ended September 30, 2019 and 2018. All Other Fees includes services rendered in conjunction with the testing of internal controls, audits of the Company’s employee benefit plans and other general purposes. The 2018 All Other Fees also included audit work necessary for the Company's March 2018 equity offering. All services provided by Brown Edwards in 2019 and 2018 were pre-approved by the Audit Committee.

Based on the Audit Committee’s review of Brown Edwards' report to the Audit Committee and discussions with management and Brown Edwards, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2019, for filing with the SEC.

Submitted by the Audit Committee:

Raymond D. Smoot, Jr. (Chair), Abney S. Boxley, III, T. Joe Crawford, and S. Frank Smith

SHAREHOLDERS PROPOSALS AND COMMUNICATIONS

For a shareholder proposal or the nomination of a person for election as a director to be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Shareholders, the proposal must be submitted in writing and received by the Corporate Secretary at P.O. Box 13007, Roanoke, VA 24030 no later than 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements regarding business to be transacted at shareholder meetings. A copy of the bylaws may be obtained without charge upon written request to the Corporate Secretary.

Notice of proposals that are not to be included in the proxy but brought before an annual meeting of shareholders must be delivered to the Corporate Secretary no less than 60 days and no more than 90 days prior to the annual meeting. Such notices under the bylaws must include (a) a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting; and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on the Company’s books, of such shareholder, (ii) the number of shares of the Company that are owned of record and beneficially by such shareholder, and (iii) any material interest of such shareholder in such business other than the shareholder's interest as a shareholder of the Company.

All other communications for the Board or an individual director should be submitted in writing to the attention of the Corporate Secretary.

EXPENSES OF SOLICITATION

Directors, officers and employees may solicit proxies in person or by telephone, e-mail or other online methods. We will pay all of the expenses of this solicitation of proxies, including reimbursing brokers, dealers, banks and other persons holding our common stock in their names, or in the names of nominees, for their expenses in providing proxy materials to the beneficial owners.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

A single set of proxy materials may be delivered with respect to two or more shareholders sharing the same address, unless contrary instructions have been received. You may direct a written request for proxy materials to Corporate Secretary, P.O. Box 13007, Roanoke, Virginia 24030.

FURTHER INFORMATION

Resources' 2019 Annual Report, including our Form 10-K and financial statements for the year ended September 30, 2019, is available without charge to any shareholder requesting the same. Written requests should be addressed to the attention of Corporate Secretary, P.O. Box 13007, Roanoke, Virginia 24030.

The Annual Report on Form 10-K and financial statements, this proxy statement, proxy card, and the charters of the Audit Committee, Compensation Committee, and the Governance and Nominating Committee are on the Company’s website at www.rgcresources.com.

By Order of the Board of Directors
PAUL W. NESTER
Corporate Secretary

December 13, 2019

RGC RESOURCES, INC.
ATTN: INVESTOR RELATIONS
P.O. BOX 13007
ROANOKE, VA 24030-3007

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E87443-P29849

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RGC RESOURCES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Nancy Howell Agee
02) Jacqueline L. Archer
03) J. Allen Layman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratify the selection of Brown, Edwards & Company, L.L.P. as the independent registered public accounting firm.	☐	☐	☐
3. Approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
4. A non-binding shareholder advisory vote on executive compensation.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

MEETING INFORMATION

Meeting Type: Annual Meeting
For shareholders as of November 22, 2019

Date: Monday, February 3, 2020 @ 9:00 a.m.
**Breakfast provided at 8:15 a.m.*

Location: The Hotel Roanoke and Conference Center
110 Shenandoah Avenue
Roanoke, VA 24016

ADMISSION TO MEETING: Admission to the annual meeting will be limited to invited guests and persons who are listed in the RGC Resources records as shareholders as of the Record Date. Persons that plan to attend the meeting must indicate in the space provided on this proxy card or respond when prompted on the telephone or through the Internet. ***Admission to the meeting will be limited to invited guests and shareholders who have and make available proper identification.***

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E87444-P29849

PROXY
RGC RESOURCES, INC.
519 Kimball Avenue, N.E. Roanoke, Virginia 24016
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Frank T. Ellett and Roger L. Baumgardner, or either of them, with full power of substitution, to vote all common stock of RGC Resources, Inc. held of record by the undersigned as of November 22, 2019 at the Annual Meeting of Shareholders of RGC Resources, Inc. to be held on February 3, 2020, and at any adjournment thereof. The shares represented by this Proxy will be voted as specified. If no choice is specified, the Proxy will be voted FOR all proposals. The undersigned hereby acknowledges receipt of the Proxy Statement dated December 13, 2019.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side